                                 EXHIBIT 10.107

                      BROWN & SHARPE MANUFACTURING COMPANY



                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                              (FEBRUARY 13, 1998)

     1.  Purpose and Nature of Plan.  This Plan is intended to provide
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supplemental retirement benefits to certain key employees and former employees of Brown & Sharpe Manufacturing Company (the "Company"). The Plan is not intended to be a tax-qualified plan. Although the Company reserves the right to establish a so-called grantor trust or another funding medium or investment vehicle to provide for the payment of benefits hereunder, nothing in the Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

     2.  Meaning of Terms.  Except as may otherwise be clearly indicated by the
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context, for purposes of the Plan the following terms shall have the following meanings:

     . "Administrator" has the meaning given it in Section 3.

     . "Board" means the Board of Directors of the Company.

     . "Change in Control" means a change in control of the Company as defined in Exhibit A.

     . "Code" means the Internal Revenue Code of 1986, as from time to time amended.

     . "Committee" means the Compensation and Nominating Committee of the Board.

     . "Company" means Brown & Sharpe Manufacturing Company and any successor to all or a major portion of its business or assets.

     . "Eligible Employee" means an individual who (i) is employed by the Company or a subsidiary of the Company, (ii) is a U.S. citizen or resident, (iii) is individually designated (or is a member of a classification of persons designated) by the Committee as eligible to participate in the Plan, and (iv) satisfies the requirements of the following sentence. No person shall be eligible to participate in the Plan unless he or she (A) is the Chief Executive Officer of the Company, or (B) reports directly to the Chief Executive Officer of the Company, or
       (C) in the case of a division or group general manager, reports directly to an individual described in (B), or (D) reports directly to an individual described in (B) or (C).

     . "ESOP" means the Brown & Sharpe Employee Stock Ownership Plan as from time to time in effect.

     . "Investment Alternative" means any of the mutual funds or other market-based investments, including common stock of the Company, designated from time to time by the Committee as notional investment options for that portion of a Participant's Plan account attributable to credits under
       Section 5. The Committee may at any time and from time to time change the Investment Alternatives available under the Plan, including as to amounts already accrued or deferred hereunder.

     . "Investment Date" means the date fixed by the Committee for initiating the use of Investment Alternatives to adjust the balances of Section 5 Accounts.

     . "Non-Directed Account" has the meaning given it in Section 7.

     . "Nondiscretionary Fund" means, from and after the Investment Date, the investment fund or funds designated by the Committee as the measure of notional investment return for the Non-Directed Account. It is anticipated that upon and after the establishment of a "rabbi trust" or similar fund permissible under Section 1, the Nondiscretionary Fund shall consist of the investments of that portion of the assets of such trust or fund accumulated to help meet the Company's obligations hereunder with respect to the Non-Directed Account.

     . "Plan" means the Brown & Sharpe Manufacturing Company Supplemental
       Executive Retirement Plan as set forth herein, together with any and all amendments hereto.

     . "Participant" means an Eligible Employee who participates in deferrals under the Plan or for whom one or more accounts are maintained under the Plan.

     . "Salary" has the same meaning as the term "Salary" under the Savings
       Plan, determined without regard to the limitations described in Section 401(a)(17) of the Code and any corresponding limitation language in the Savings Plan and without regard to any deferrals hereunder.

     . "Savings Plan" means the Brown & Sharpe Savings and Retirement Plan for
       Management Employees as from time to time in effect.

     . "Section 5 Account" has the meaning given it in Section 7.

     . "Subject Rate" means, for any period prior to the Investment Date, the rate credited for that year with respect to amounts invested in the Guaranteed Interest Fund within the Savings Plan; provided, that if for any period the Guaranteed Interest Fund (or a comparable fund investing in guaranteed interest contracts) shall no longer be maintained within the Savings Plan, the Subject Rate shall be the prime rate as in effect at Rhode Island Hospital Trust National Bank; and further provided, that the Committee may at any time prior to the beginning of a year fix a Subject Rate for such year different than the rate determined in accordance with the foregoing.

     3.  Administration.  The Plan shall be administered by the Committee, which
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shall serve as "plan administrator" for purposes of ERISA, and by such person or persons, if any, as the Committee may appoint to assist it in such administration (the Committee and such persons being hereinafter referred to as the "Administrator"). The Administrator shall have the discretionary authority to construe the Plan, determine all questions relating to eligibility for or the amount of benefits payable under the Plan, prescribe such forms and procedures as it or they deem necessary or appropriate for the administration of the Plan, and generally to determine all matters pertaining to the administration of the Plan. The Committee's determination in any such matter shall be final and binding on all parties.

     If any person claims any benefit hereunder, the Administrator shall make and communicate its decision with respect to the claim within 90 days from the date the claim was received. Where special circumstances require additional time for processing the claim, the ninety-day response period may be extended by the plan administrator to 180 days. If the Administrator does not render a written determination prior to the expiration of such 90-day (or 180-day) period, the claim will be deemed denied. If a claim hereunder is denied, the claimant may, within 60 days of such denial, appeal the denial by written request for review delivered to the Committee, which request may include a request to review pertinent documents and to submit issues and comments in writing. The Committee shall render a decision on the appeal within 60 days (or, if special circumstances require an extension of the time for processing, 120 days) after receipt of the request for review; but if no written decision is rendered within such period(s), the appeal will be deemed denied.

     4.  Participation.  Each Eligible Employee shall be notified of his or her
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eligibility to participate in the Plan as soon as practicable after designation by the Committee. In order to elect deferrals under the Plan, a Participant must enter into an agreement with the Company, in such form as the Administrator shall approve or prescribe, providing for deferral of future Salary in accordance with the rules set forth in Section 5 below. Any Participant with amounts deferred under the Plan (or his or her surviving beneficiary, in the event of the Participant's death), shall remain a Participant until all amounts credited to his or her account have been paid out, or until the termination of the Plan if earlier.

     5.  Deferral Elections.  For any year commencing on or after January 1,
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1988 a Participant may elect to defer any number of whole percentage points between 1 and 50 (or such other percentage limit, if any, as the Administrator may specify for such year) of his or her Salary payable in such year (including bonuses that may be attributable in part to services in prior periods). The Administrator may provide for separate elections as to base salary and bonuses and may permit deferrals up to a dollar limit rather than or in conjunction with a percentage limit. The Participant may also elect that, in the event the aggregate of elective contributions to the Savings Plan for his or her benefit for such year are prospectively reduced by the plan administrator under the Savings Plan on account of the nondiscrimination requirements of section 401(k) of the Code or the limitations of sections 402(g) or 415 of the Code (including the corresponding provisions of the Savings Plan), an amount equal to such reduction shall be automatically deferred hereunder rather than paid currently to the Participant. Each election hereunder shall be made in writing prior to the commencement of the year of reference and shall be effective beginning with the first pay period in such year, except that a person who becomes an Eligible Employee prior to December 1 of a given year may elect to participate hereunder for the remainder of such year by submitting a properly executed election within thirty (30) days of becoming eligible to participate, such election to take effect with the first pay period following the receipt of such election by the Company. An election once made hereunder shall continue in force from year to year unless revoked or altered as to Salary to be earned in a subsequent year.

     6.  Additional Credits.  For each year in which an Eligible Employee is a
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participant in either the Savings Plan or the ESOP, or both, there shall be credited to the Eligible Employee's account hereunder an amount equal to the excess, if any, of (a) over (b), where

       (a) is the aggregate for such year of all Company contributions, other than elective contributions under the Savings Plan but including allocations from the ESOP supplemental suspense account (such ESOP allocations to be valued for purposes of this paragraph in the same manner as for purposes of determining "annual additions" under paragraph (b) below), that would have been allocated to the Eligible Employee's accounts under the Savings Plan or the ESOP but for the limitations of section 415 or section 401(a)(17) of the Code and the corresponding limitation language of those plans provided that credits hereunder in lieu of matching contributions under the Savings Plan shall be made only if the eligible Employee was participating to the fullest extent possible (taking into account applicable limitations) in elective contributions under the Savings Plan; and

       (b) is the aggregate of the "annual additions" (as defined in section 415(c) of the Code) actually made to or allocated under the Savings Plan and the ESOP for such year for the benefit of the Eligible Employee, other than elective contributions for his or her benefit for such year under the Savings Plan.

     7.  Accounts.  For each Participant there shall be maintained hereunder
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memorandum accounts to which shall be credited amounts deferred under Section 5 and any other credits made under the Plan (including credits, if any, under Section 6). Amounts deferred under Section 5 shall be allocated to accounts as of the end of the calendar quarter in which the corresponding Salary, if paid in cash, would have been paid. Amounts credited under Section 6 or Section 9 shall be allocated as of the end of the year or at such other time or times as the Administrator may determine. From and after the Investment Date there shall be separate accounting for amounts described in Section 5 and related notional investment experience (the "Section 5 Account") and other balances under the Plan (the "Non-Directed Account").

     Effective as of the Investment Date, each Participant's Section 5 Account, if any, adjusted for interest at the Subject Rate through the immediately preceding day, shall be treated (solely for purposes of the Plan) as having been invested in such Investment Alternative or Investment Alternatives as the Participant shall have selected from among those made available under the Plan, or in the absence of such a Participant selection in such Investment Alternative or Alternatives as the Administrator may determine. Each Participant with a
Section 5 Account shall be entitled thereafter, by written notice to the Company, to reallocate the notional investment of such Account (as the same may be adjusted for additional credits, distributions, or notional investment experience under this paragraph) among the Investment Alternative or Alternatives made available under the Plan, any such change to take effect as of the beginning of the calendar quarter (i.e., January 1, April 1, July 1 or October 1) next following receipt by the Company of such change notice, except in the event of the Participant's retirement or termination in which case the Participant can make such change with one day's notice. All Participant selections of or changes in notional investments under this paragraph shall be made by written notice delivered to the Company. The Administrator may prescribe such additional rules and procedures for the notional investment of
Section 5 Accounts as it deems advisable.

     As of the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31) and as of the Investment Date there shall be allocated to each Non-Directed Account notional interest at an annual rate equal to the Subject Rate. Thereafter, each Non-Directed Account shall be adjusted for notional investment experience as though invested (as of the Investment Date) in the Nondiscretionary Fund.

     A Participant's account or accounts shall continue to be maintained and adjusted for notional interest or other notional investment experience until distributed in full.

     8.  Distribution.  Subject to such restrictions and limitations as the
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Administrator may impose, benefits under the Plan shall be distributed as follows. In connection with his or her initial participation in the Plan (or by March 31, 1998, if later), each Participant shall elect, in such manner and form as the Administrator may determine and separately as to the Participant's
Section 5 Account and vested Non-Directed Account under the Plan, how such Accounts (as the same may accumulate and be adjusted in the future) shall be paid from among the following options:

          (a) A lump sum cash payment within 20 days of termination of employment.

          (b) Three annual cash installments, the first such installment (equal to one-third of the Participant's vested Account) being paid within 20 days of termination of employment, the second installment (equal to one-half of the vested Account remaining after the first installment, as adjusted for notional investment experience) being paid on the first anniversary of the termination of employment, and the third and final installment (equal to the entirety of the vested Account remaining after the first and second installments, as adjusted for notional investment experience) being paid on the second anniversary of the termination of employment.

          (c) A single life annuity, payable monthly in cash for the Participant's life commencing with the first day of the month coinciding with or next following the Participant's termination of employment and ending with the month of the Participant's death, that is the actuarial equivalent of the Participant's vested Account hereunder at termination of employment determined by the Administrator using the actuarial assumptions set forth in Exhibit B.

          (d) A 50% joint and survivor annuity (that is actuarially equivalent to the Participant's vested Account hereunder at termination of employment determined by the Administrator using the actuarial assumptions set forth in Exhibit B) providing monthly cash payments to the Participant commencing with the first day of the month coinciding with or next following the Participant's termination of employment, with 50% of such monthly cash amount being paid thereafter to the person to whom the Participant was married at the date annuity payments to the Participant commenced or to such other person as the Participant may designate with the consent of the Administrator (the "contingent annuitant"), provided the contingent annuitant survives the Eligible Employee, with the last such payment being made for the month in which the contingent annuitant dies.

     A Participant who has made an initial election as described above may change such election by delivering a notice of such change, in such form and manner as the Administrator may determine, to the Administrator not later than December 31 of the second calendar year preceding the calendar year in which termination of employment occurs. Any change in form of payment with respect to a Participant's Section 5 Account or vested Non-Directed Account, as the case may be, upon becoming effective shall apply to the entirety of such Account, including future accumulations, if any, unless later changed again in accordance with this Section. If a Participant's employment terminates prior to January 1 of the second year following the year in which he or she has made a change in election described above, his or her vested Accounts, if any, shall be distributed in accordance with the most recent distribution elections applicable to such Accounts. In the absence of an effective election with respect to a Participant's Section 5 Account or vested Non-Directed Account, as the case may be, the entirety of such vested Account, if any, shall be distributed in accordance with the election, if any, in effect with respect to the remainder of the Participant's vested interest in the Plan, and in the absence of any such election in three annual installments as described at (b) above.
Notwithstanding the foregoing, the distribution alternatives described at (c) and (d) above shall not be available with respect to any Account if the totality of the Participant's vested Accounts at termination of employment have a balance of $50,000 or less. In the event any Participant has made an otherwise effective election to have his or her Section 5 Account or vested Non-Directed Account distributed under an alternative described at (c) or (d) above, but the totality of the Participant's vested Accounts at termination of employment have a balance of $50,000 or less, distribution shall be made in three annual installments as described at (b) above. If a Participant effectively elects the form of distribution described in (b) above and dies or becomes disabled (as determined by the Administrator) during the installment distribution period, the Administrator may provide for immediate payment of the remaining balance in the Participant's Account.

     Notwithstanding the foregoing, the Company prior to a Change in Control may defer distributions hereunder (but not beyond a Change in Control) to the extent it determines that the distributable amount, if not deferred, would (together with other compensation paid to the Eligible Employee) result in amounts that are not deductible to the Company by reason of Section 162(m) of the Code. Any distributable amount deferred under the preceding sentence shall continue to earn notional interest at the Subject Rate pursuant to Section 7 above until actually paid.

     Prior to termination of employment, an Eligible Employee who has suffered a severe and unanticipated financial emergency may petition the Committee for a hardship withdrawal in an amount not to exceed the vested balances of his or her
Section 5 Account and/or Non-Directed Account. The Committee shall have complete discretion to determine whether a hardship withdrawal will be permitted and, if so, the amount of the withdrawal. The balance of an Eligible Employee's Accounts shall be reduced to reflect any hardship withdrawal under this paragraph.

     9.  Additional Accounts.  In addition to credits under Section 5 or Section
         -------------------
6 above, the Committee in its sole discretion may provide for discretionary credits hereunder with respect to any employee or former employee of the Company who is designated by the Committee, whether or not such employee is otherwise designated an Eligible Employee with rights of participation under the Plan.
Any credits under this Section 9 shall be allocated to the Participant's Non-Directed Account and, if there are other amounts allocated to such Account, shall be separately accounted for as a sub-account of such Account. The Committee may impose such vesting rules as it may determine on an individual's right to receive a distribution in respect of any amounts described in this Section. Subject to such vesting rules, the balance of any account maintained under this Section 9 shall be distributed at such time or times and in such manner as the Committee shall determine, subject, however, to the provisions of
Section 15 below.

     10.  Death.  In the event a Participant hereunder should die prior to
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complete distribution of his or her accounts, the remaining balance of such accounts shall be distributed as soon as practicable thereafter in a lump-sum payment to the Participant's designated beneficiary or beneficiaries. A

Participant may at any time specify or add a beneficiary, or revoke an existing beneficiary designation, by notice in writing delivered to the Secretary of the Company. If the Participant dies without a beneficiary designation in effect, the death benefit payable hereunder shall be paid to the Participant's estate.

     11.  No Assignment.  No Participant and no beneficiary of a Participant
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shall have any right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part.

     12.  Taxes.  All distributions from the Plan shall be subject to, and
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reduced by, applicable tax withholding.  To the extent amounts deferred under the Plan are determined by the Company to be subject to FICA or Medicare tax at time of deferral or at any later time prior to distribution, the Company in its discretion may withhold the required taxes from other amounts payable to the Eligible Employee or may require the Eligible Employee to pay the required taxes by separate check; but if the required taxes are not so paid or withheld, the Eligible Employee's account balance hereunder shall be appropriately reduced.

     13.  Amendment; Termination.  The Committee or the Board may terminate and
          ----------------------
the Board may at any time and from time to time amend the Plan; provided, that no such amendment to the definition of "Change in Control" shall be effective as to any Participant without his or her consent; further provided, that no amendment or termination following a Change in Control shall affect the rights of Participants to an immediate payment of amounts deferred or credited under the Plan prior to the Change in Control; and further provided, that accounts maintained under the Plan shall continue to be adjusted for notional interest or other notional earnings until distributed in full. If the Committee in its sole discretion should at any time deem it necessary to preserve the qualification of the plan under Title I of the Employee Retirement Income Security Act of 1974, as amended, as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, it may terminate the Plan solely as to those Participants whose continued participation in the Plan would or, in the determination of the Committee, might cause the Plan to fail to be so qualified. Upon termination of the Plan as to any individual, no further deferrals or credit under Section 5 or 6 shall be made in respect of such individual, and the Committee in its sole discretion may elect to accelerate the payment of any or all of such individual's remaining benefits under the Plan.

     14.  No Employment Rights.  Nothing in this Plan shall be construed as
          --------------------
giving any person rights to be employed or remain employed by the Company or to receive any remuneration from the Company, except payment of deferrals and credits as described above. Nothing in this Plan shall be construed as obligating the Company in any way to maintain either the Savings Plan or the ESOP. By participating in the Plan, each Eligible Employee affirms and acknowledges the Company's absolute right, subject only to the limitations of law, to make such changes in the Saving Plan and the ESOP as the Company may from time to time see fit, or to terminate one or both of those plans if it so chooses.

     15.  Acceleration Upon Change in Control.  In the event of a Change in
          -----------------------------------
Control, all amounts theretofore deferred or credited under the Plan shall become immediately due and payable and shall be distributed in a lump sum not later than by the 60th day following the Change in Control.

     16.  Governing law.  The Plan shall be construed under the laws of the
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State of Delaware.

                                   EXHIBIT A

                               Change in Control
                               -----------------

A "Change in Control" shall be deemed to have occurred if:

     (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than (i) the Company; (ii) any subsidiary of the Company; (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company; or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company), is or becomes the "beneficial owner" (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

     (b) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (with the exception given and the method of determining 'beneficial ownership' used in clause (a) of this definition) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or

     (c) during any period of two consecutive years (not including any period prior to the execution of the Plan), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (b), or (d) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

     (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                                   EXHIBIT B

                             Actuarial Assumptions
                             ---------------------

Interest rate:  7.5%

Mortality:  1983 Group Annuity Mortality Table (male rates)